Exhibit 10.7.4

SEPARATION AND TRANSITION

ADVISORY SERVICES AGREEMENT

This Separation and Transition Advisory Services Agreement (this “Agreement”) by and between Capital One Financial Corporation, a Delaware corporation (the “Company”), and John Adam Kanas (the “Executive”), is dated as of July 9, 2007.

WHEREAS, the Executive has been employed by the Company as President, Banking Segment and, in connection therewith, the Executive and the Company entered into the Restricted Share Agreement, dated as of March 12, 2006 (the “Restricted Share Agreement”); and

WHEREAS, the parties have reached a mutual agreement relating to the Executive’s separation from service and noncompete/nonsolicitation and transition advisory arrangements, and they wish to set forth their mutual agreement as to the terms and conditions as set forth herein;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Termination of Employment. Effective as of August 6, 2007 (the “Separation Date”), the employment relationship between the Company and the Executive shall terminate and the Executive shall no longer serve as President of the Company’s Banking Business or in any other position he then holds as a director, officer or employee of any of the Company’s subsidiaries or affiliates (the Company and all of its subsidiaries and affiliates are hereinafter referred to collectively as the “Affiliated Entities”). The terms and conditions of the Executive’s employment through the Separation Date shall be the same as those currently in effect. The Executive shall be promptly reimbursed, pursuant to the expense reimbursement procedures in effect with respect to the Executive during his employment with the Company, for all reasonable expenses incurred by the Executive in connection with his employment with the Company prior to the Separation Date. The Executive’s rights with respect to any employee benefits that accrued prior to the Separation Date shall be governed by the terms of the applicable employee benefit plan, program or arrangement, and the Executive shall be treated as a retired employee under all such plans, programs and arrangement. The Company shall take such action as may be reasonably requested by the Executive to facilitate the transfer of the life insurance policies on the Executive’s life to the Executive (or a trust or other person or entity designated by the Executive), provided that any such transfer does not result in an additional financial obligation for the Company. For the avoidance of doubt, the Executive shall not be entitled to any severance benefits in connection with his termination of employment.

2. Restricted Shares. The restricted shares granted to the Executive pursuant to the Restricted Share Agreement shall fully vest and be non-forfeitable and transferable upon the Separation Date pursuant to Section 2 of the Restricted Share Agreement.

3. Stock Options. The stock options granted to the Executive pursuant to the stock option award agreements identified on Schedule I attached hereto (each a “Stock Option Agreement”), all of which have vested prior to the Separation Date, shall remain outstanding and exercisable until the earlier of December 1, 2010 or the date such options are exercised and shall otherwise remain subject to the terms of the applicable Stock Option Agreement.

4. Transition Advisory Services.

a. During the period commencing on the Separation Date and ending on December 1, 2009 (the “Continuation Period”), the Executive shall make himself available to render transition advisory services to the Company as may be reasonably requested from time to time by the Company, at such times and locations as may be reasonably requested in advance by the Company, provided that in no event shall the Executive be required to provide services in excess of 80 hours per month. For purposes hereof, transition advisory services shall include the continuation of the Executive’s activities for the Company related to client, customer and community relations, employee retention, business development, credit approval and such other activities as reasonably requested by the Company.

b. In consideration for the Executive’s provision of advisory services, the Company shall pay the Executive $100,000 on each of July 1, 2008 and December 31, 2008, subject to the Executive’s compliance with the terms of this Agreement.

c. During the Continuation Period, the Company shall continue to provide the Executive the benefits set forth on Annex A attached hereto at the Company’s sole expense. In addition, the Company shall promptly reimburse the Executive, pursuant to expense reimbursement procedures no less favorable than those in effect with respect to the Executive during his employment with the Company, for all reasonable business expenses incurred by the Executive during the Continuation Period.

d. The Executive shall be an independent contractor of the Company during the Continuation Period and shall not be eligible to actively participate in any employee benefit plan, program or arrangement during the Continuation Period except as otherwise specifically provided under the terms of such plan, program or arrangement or this Agreement.

5. The Executive’s Covenants. The Executive hereby agrees to be bound by the covenants set forth in Annex B attached hereto, which is incorporated herein by reference and which shall replace and supersede the covenants set forth in Annex B to the Restricted Share Agreement.

6. Certain Additional Payments by the Company. Section 6 of the Restricted Share Agreement shall continue to apply and shall be incorporated herein by reference, and any defined term used in this Section 6 and not otherwise defined in this Agreement shall have the meaning given to it in the Restricted Share Agreement. Any Gross-Up Payment shall be paid by the Company within 30 days of the receipt of the Accounting Firm’s determination; provided, however, that in all events any Gross-Up Payment shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (or any income or other related taxes or interest or penalties thereon) on a Payment is remitted to the Internal Revenue Service or any other applicable taxing authority. The Company, in its sole discretion, may withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding. In addition, notwithstanding Section 6 of the Restricted Share Agreement, if any Excise Tax under Section 4999 of the Code is payable in connection with the stock options subject to the Stock Option Agreements and the payments and benefits provided under Section 4 or set forth on Annex A, the Executive shall be entitled to a Gross-Up Payment thereon in accordance with Section 6 of the Restricted Share Agreement (as

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supplemented by this Section 6). The Executive shall be provided with a copy of the Accounting Firm’s Gross-Up Payment calculation, if applicable.

7. Indemnification of Director and Officer Liabilities. The Company shall continue to indemnify the Executive for acts taken while providing services to the Company (including the transition advisory services under Section 4 hereof), pursuant to the Company’s policies on indemnification applicable to the most senior executive officers of the Company from time-to-time.

8. Legal Fees. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Executive), at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the Separation Date, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, provided that the Executive prevails on one material aspect of any such contest.

9. Entire Agreement. This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof. Any provision of this Agreement, to the extent necessary to carry out the intent of such provision, including without limitation Sections 5, 6, 7 and 8, shall survive the termination of the Executive’s employment, the Continuation Period and this Agreement.

10. Successors.

a. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The “Company” means the Company as hereinbefore defined and any successor to it business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

11. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

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13. Taxes. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

14. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

15. Notices. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: General Counsel, or to the Executive at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

CAPITAL ONE FINANCIAL CORPORATION

By:
Name:
Title:

/s/ John Adam Kanas
John Adam Kanas

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SCHEDULE I

(reflects shares and exercise prices as adjusted for

Capital One/North Fork merger)

Nonqualified Stock Option Agreement evidencing option grant on December 9, 2004 to acquire 13,845 shares of Capital One common stock at an exercise price of $74.73 (Option No: NF011396)

Nonqualified Stock Option Agreement evidencing option grant on July 11, 2005 to acquire 172,678 shares of Capital One common stock at an exercise price of $78.93 (Option No: NF011532)

Nonqualified Stock Option Agreement evidencing option grant on July 11, 2005 to acquire 14,560 shares of Capital One common stock at an exercise price of $78.93 (Option No: NF011533)

Nonqualified Stock Option Agreement evidencing option grant on December 8, 2005 to acquire 13,845 shares of Capital One common stock at an exercise price of $73.84 (Option No: NF011564)

ANNEX A

The benefits to be provided by Section 4(c) include the following:

1.	Long Island Office. During the Continuation Period, the Company shall provide an office suite in the building located at 265 Broadhollow Road, Melville, New York, to be built out to the Executive’s specifications (on a basis similar to the Executive’s current office on Long Island), at the Company’s sole expense.

2.	Manhattan Office. During the Continuation Period, the Executive’s office at 90 Park Avenue will continue to be available to the Executive, at the Company’s sole expense.

3.	Administrative Assistant. During the Continuation Period, the Company shall continue to employ the Executive’s assistant (or her replacement if requested by the Executive) at the same base salary and target cash bonus as in effect on the date hereof (with periodic pay increases that are equal to those provided to other executive administrative assistants at the Company) and with continued eligibility to participate in the Company’s employee benefit plans. In addition, during the Continuation Period, such assistant shall provide services exclusively to the Executive at a level and on the same basis as such services were provided prior to the Separation Date. At the end of the Continuation Period, the Executive’s assistant will be eligible for severance as described in the letter from the Company to her dated on or about the date hereof and retirement benefits under the Company’s plans, policies and arrangements as described on the summary provided to her on or about the date hereof.

4.	Transportation. During the Continuation Period, the Company shall provide business transportation perquisites on the same level and basis as such perquisites were provided to the Executive by the Company immediately prior to the Separation Date (i.e., a car and driver as provided prior to the Separation Date and access to private corporate aircraft for Capital One business matters only).

5.

Tax Gross-up. In the event that, based on the reasonable advice of the Company’s tax counsel and auditors, any of the benefits or services set forth on this Annex A are imputed as taxable income to the Executive (or after the Executive’s death, his estate or spouse), each year the Company shall pay the Executive (or after the Executive’s death, his estate or spouse) a tax gross-up payment (which covers Federal, state and local income taxes), so that the Executive (or after the Executive’s death, his estate or spouse) is in the same after-tax position as if such benefits had not been treated as taxable income to the Executive (or after the Executive’s death, his estate or spouse). In the event that, as to any year with respect to which any of the benefits or services set forth in this Annex A were not treated by the Company as taxable income to the Executive (or after the Executive’s death, his estate or spouse) and as to which the Executive (or after the Executive’s death, his estate or spouse) was not paid the above tax gross-up payment, the U.S. Internal Revenue Service or any other taxing authority determines that any of such benefits or services should have been treated as taxable income to the Executive (or after the Executive’s death, his estate or spouse) for tax purposes, then as to the tax year(s) in question, the Company shall pay the Executive (or after the Executive’s death, his estate or spouse) such a tax gross-up payment (which covers Federal, state and local income taxes, plus all penalties and interest). Any gross-up payment,

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as determined pursuant to this item 5, shall be paid by the Company within five days of the due date for the applicable income taxes (and in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the tax (or any income or other related taxes or interest or penalties thereon) is remitted to the Internal Revenue Service or any other applicable taxing authority).

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ANNEX B

1. Restrictions on the Use and Disclosure of Confidential Information.

Both during the Executive’s employment with the Company and at all times thereafter, the Executive will not use for his own benefit or for the benefit of others (including in any future employment, work or business), or divulge to others, in any manner whatsoever, any of the Company’s confidential and proprietary information or trade secrets (“Confidential Information”), except as expressly authorized by the Company during the Executive’s employment in connection with the ordinary course of his employment or the transition advisory services and except as may be required by law or legal process. In the event the Executive is requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose Confidential Information, the Executive will immediately notify the Company of such request and, unless otherwise advised by counsel, will not disclose any Confidential Information unless or until the Company has expressly authorized Executive to do so in writing or has had a full opportunity to object to such a request and to litigate the matter. For purposes hereof, Confidential Information shall not include information or data that is known in the industry generally or is public knowledge (other than by acts of the Executive in violation of this Agreement).

2. Covenant Not to Compete.

a. Acknowledgments. The Executive acknowledges and agrees that the Confidential Information that he received from the Company during his employment and will continue to receive during the Continuation Period is special and unique, and that his receipt of it is of benefit and value to the Executive and necessary to the performance of his duties and responsibilities. The Executive acknowledges and agrees that he was given (and will be given during the Continuation Period) such Confidential Information expressly in consideration of his agreement to be bound by, among other things, the Non-Compete Covenants set forth in the Restricted Share Agreement and in Paragraph 2(e) of this Annex B. The Executive acknowledges that the Company maintains the secrecy of its Confidential Information and takes steps to protect it. The Executive acknowledges that the Company is engaged in the Competitive Businesses in New York, New Jersey and Connecticut and that the Company engages in active and substantial competition with all persons and entities engaged in the Competitive Businesses within and outside of the United States. The Executive acknowledges and agrees that because of his senior position at the Company and his broad exposure to the Company’s Confidential Information he has performed services, and has had and will have access to and be exposed to Confidential Information directly concerning all Competitive Businesses of the Company.

b. Definition of Competitive Business. For purposes of this Annex B “Competitive Business” means the consumer and commercial banking business engaged in by the Company or any Affiliated Entity as of the Separation Date, including the business of acquiring and/or managing (whether by use of a sales force, agents, direct mail, the branch, telemarketing, the Internet or any other channel) all commercial and consumer banking products (including but not limited to, commercial and industrial loans, commercial real estate loans, middle market and small business loans, whether originated directly or indirectly through other lending institutions, and commercial and consumer deposits), in New York, New Jersey and Connecticut.

c. Definition of Non-Competition Covenant. For the purposes of this Annex B, the “Non-Competition Covenant” means the terms and promises set forth in Paragraph 2(e).

d. Definition of Non-Competition Period. For the purposes of this Annex B, “Non-Competition Period” means the five (5) year period beginning on the Separation Date and ending on the fifth anniversary of the Separation Date.

e. Non-Competition Covenant. In order to protect the Company’s legitimate business interests, the Executive agrees that, except as provided below, during the Non-Competition Period, he shall not engage in a Competitive Business (whether as a director, stockholder, investor, member, partner, principal, proprietor, agent, consultant, officer, employee or otherwise). The restrictions of the Non-Competition Covenant apply throughout New York, New Jersey and Connecticut, regardless of the location from which the Executive performed these services for the Company or from which the Executive received this Confidential Information from the Company. The above notwithstanding, in no event will any of the following activities constitute a breach of the Non-Competition Covenant: (i) ownership for investment purposes of not more than ten percent (10%) of the total outstanding equity securities (or other interests) of any entity; (ii) the provision of services to a corporation or other entity, a portion of the business of which is a Competitive Business, provided that the Executive is not providing services to the portion of the business which is directly engaged in a Competitive Business; or (iii) serving as a principal, partner, director, employee, consultant or advisor to a private equity firm, investment bank (but in the case of an investment bank that is part of a financial services company that also engages directly in the Competitive Business, not for the Competitive Business of that financial services company) or hedge fund, provided that such activities do not involve advising such firm, investment bank or hedge fund with respect to, or analyzing investments in, the Company or its Affiliated Entities.

3. Non-Solicitation of Employees.

During the Non-Competition Period, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person, corporation, partnership, firm, financial institution or other business entity, solicit or induce any employee of the Company, or any individual employed by the Company at any time during the six (6) month period prior to such solicitation or inducement, to leave or cease their employment relationship with the Company for any reason whatsoever, or hire or otherwise engage such current or former employees of the Company. This includes, but is not limited to:

a. identifying to any person or entity any individual employed by the Company who has knowledge concerning the Company’s strategy, operations, processes or other Confidential Information;

b. communicating to any person or entity about the quantity of work, quality of work, skills or knowledge, or personal characteristics of any individual employed by the Company;

c. soliciting or hiring any individual employed by the Company through third parties, such as recruiters or other persons not a party to the Agreement, including any corporation, partnership, firm, financial institution or other business entity;

d. inducing any individual employed by the Company to resign from employment with the Company with the express or implied promise of employment following the employee’s resignation; and

e. personally funding or arranging funding for a third-party, such as recruiters, for the purpose, in whole or part, of soliciting or hiring any individual employed by the Company (e.g., paying for a newspaper advertisement or a posting on a public job board that is targeted at employees of the Company, as opposed to a general solicitation).

Notwithstanding the foregoing, in no event shall the Non-Solicitation covenant be considered violated if any such precluded activities are directed at a person whose employment with the Company was terminated by the Company or who has been formally notified by the Company that his or her employment will be terminated by the Company on a specified date (for purposes of clarity, a voluntary resignation by the employee shall not be considered a termination of employment “by the Company”) prior to the Executive’s action, solicitation or other contact. For purposes hereof, solicitation and hiring shall not be precluded if the contact with the individual is initiated based on a general solicitation for employment, such as newspaper advertisements and public job boards (i.e., Monster, Hotjobs).

4. Non-Solicitation of Customers. During the Non-Competition Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company solicit or endeavor to entice away from the Company or any of its Affiliated Entities any person or entity who is, or was within the twelve (12) month period prior to the Separation Date, a customer or client (or reasonably anticipated (to the general knowledge of the Executive or the public) to become a customer or client of the Company or its Affiliated Entities in the Competitive Business), in order to render to that customer or client services that are competitive with and intended to replace the services provided by a business of the Company or its Affiliated Entities that is included in the definition of Competitive Business, regardless of the geographic limitations thereon.

5. Reasonableness.

The Executive acknowledges that the restrictions set forth in this Annex B are necessary to prevent the use and disclosure of the Confidential Information and to otherwise protect the legitimate business interests of the Company. The Executive further acknowledges that all of the restrictions in this Annex B are reasonable in all respects, including duration, territory, and scope of activity. The Executive agrees that the existence of any claim or cause of action by the Executive against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions set forth in this Annex B. The Executive agrees that he will be able to earn a livelihood without violating this Annex B, including, without limitation, the Non-Competition Covenant contained in Paragraph 2(e) above.

6. Irreparable Harm; Injunctive Relief.

The Executive acknowledges and agrees that his violation of any provision of this Annex B will cause immediate, substantial and irreparable harm to the Company which cannot be adequately redressed by monetary damages alone. In the event of his violation or threatened violation of any provision of this Annex B, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to equitable relief, including, without limitation, temporary, preliminary and permanent injunctive relief, return of confidential property, and specific performance, from any court of competent jurisdiction. The Non-Competition Period shall be tolled on a day-for-day basis for each day during which the Executive participates in any activity in violation of the Non-Competition Covenant so that he is restricted from engaging in the activities prohibited by the Non-Competition Covenant for the full Non-Competition Period.

7. Severability.

If any provision of this Annex B is held to be illegal invalid, or unenforceable, or is found to be against public policy for any reason, such provision shall be fully severable and this Annex B shall be construed and enforced as if such illegal invalid, or unenforceable provision had never been part of this Annex B, and the remaining provisions of this Annex B shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Annex B.

8. Court’s Right to Modify Restriction.

The parties have attempted to limit the Executive’s right to compete only to the extent necessary to protect the Company’s legitimate business interests. It is the intent of the parties that the provisions of this Annex B shall be enforced to the fullest extent permissible under applicable law. The parties agree that if a court of competent jurisdiction adjudges any provision of this Annex B to be void, invalid or unenforceable, including without limitation the Non-Competition Covenant contained in Paragraph 2(e) above, such court shall modify such provision so that it is enforceable to the fullest extent permitted by applicable law.

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